Exhibit 99.1
OpenText Announces Voting Results for Election of Directors
Waterloo, ON -- September 5, 2018 -- Open Text Corporation (NASDAQ: OTEX) (TSX: OTEX), confirmed today that the eleven nominees listed in its management proxy circular dated August 3, 2018 were elected as its directors. The detailed results of the vote for the election of directors at its Annual General Meeting of Shareholders (the “Meeting”) held earlier today in Waterloo, Ontario are set out below. Shareholders holding 216,228,203 common shares representing 80.73% of the outstanding common shares were present in person or by proxy at the Meeting.
“We are delighted to welcome Major General (Ret.) David Fraser, President of Aegis Six Corporation, and Harmit Singh, Executive Vice President and Chief Financial Officer of Levi Strauss & Co., to OpenText’s Board of Directors,” said P. Thomas Jenkins, OpenText’s Chair. “On behalf of the Board of Directors, I would also like to thank Brian Jackman, who retired from the Board, for his years of service.”
“Our Directors bring a comprehensive and unique set of expertise to support the execution of the Company’s total growth strategy and sustainable and long-term value creation for shareholders,” said Mark J. Barrenechea, OpenText’s Vice Chair, CEO & CTO.
On a vote by ballot, each of the following nominees proposed by management was elected as a director of OpenText:

	Votes For		Votes Withheld
P. Thomas Jenkins	204,155,185	97.32%	5,629,189	2.68%
Mark J. Barrenechea	207,972,058	99.14%	1,812,316	0.86%
Randy Fowlie	206,787,145	98.57%	2,997,229	1.43%
David Fraser	209,719,248	99.97%	65,126	0.03%
Gail E. Hamilton	209,457,408	99.84%	326,966	0.16%
Stephen J. Sadler	206,525,095	98.45%	3,259,279	1.55%
Harmit Singh	209,721,529	99.97%	62,845	0.03%
Michael Slaunwhite	207,016,688	98.68%	2,767,686	1.32%
Katharine B. Stevenson	207,392,864	98.86%	2,391,510	1.14%
Carl Jürgen Tinggren	209,728,914	99.97%	55,460	0.03%
Deborah Weinstein	191,352,365	91.21%	18,432,009	8.79%
The results of other matters considered at the Meeting are reported in the Report of Voting Results as filed on SEDAR (https://www.sedar.com) and Open Text's Form 8-K filed on EDGAR (https://www.sec.gov/edgar.shtml), each of which was filed on September 5, 2018.
About OpenText
OpenText, The Information Company™, a market leader in Enterprise Information Management software and solutions, enabling companies to manage, leverage, secure and gain insight into their enterprise information, on premises or in the cloud. For more information about OpenText (NASDAQ/TSX: OTEX) visit www.opentext.com.

Copyright ©2018 Open Text. OpenText is a trademark or registered trademark of Open Text. The list of trademarks is not exhaustive of other trademarks. Registered trademarks, product names, company names, brands and service names mentioned herein are property of Open Text. All rights reserved. For more information, visit: https://www.opentext.com/who-we-are/copyright-information.
For more information, please contact
Greg Secord
Vice President, Investor Relations
Open Text Corporation
415-963-0825
investors@opentext.com